Registration No. 033-84894
                                                               Rule 424(b)(3)


           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 23, 1997

                    MLCC MORTGAGE INVESTORS, INC., Transferor
            ML Revolving Home Equity Loan Asset Backed Certificates,
                      Series 1997-1, Investor Certificates

                        MERRILL LYNCH CREDIT CORPORATION
                                    Servicer


         On October 30, 1997, the ML Revolving Home Equity Loan Trust 1997-1 (the "Trust") issued the ML Revolving Home Equity Loan Asset Backed Certificates, Series 1997-1 (the "Certificates") in an original aggregate principal amount of approximately $363,791,000. Each Certificate represents an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of October 1, 1997 by and among MLCC Mortgage Investors, Inc., Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

         The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-33 of the Prospectus Supplement are hereby updated, in their entirety, as follows:



                                                 Mortgage Loan Delinquency Experience
                                                          (Dollars in Thousands)

                                      Year ended       Year ended       Year ended        Year ended       Year ended
                                     December 31,     December 31,     December 31,      December 31,     December 31,
                                         1999             2000             2001              2002             2003
                                     -------------    -------------    -------------     --------------   --------------
Number of Revolving Credit
  Line (RCL) Loans Serviced                 31,517         33,863           6,700            4,650             1,379
Aggregate Loan Balance of
  RCL Loans Serviced                    $1,202,594     $1,313,527        $308,240         $207,160       $55,252,543
Loan Balance of RCL Loans
  2 months Delinquent                       $6,427         $8,137          $7,327           $4,837        $1,434,122
Loan Balance of RCL Loans
  3 months or more Delinquent(1)           $22,863        $18,782          $7,860           $7,715        $1,679,422
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans                       2.44%          2.05%           4.93%            6.06%             5.64%



                                                     Mortgage Loan Loss Experience
                                                          (Dollars in Thousands)
                                    Year ended       Year ended        Year ended       Year ended        Year ended
                                   December 31,     December 31,      December 31,     December 31,      December 31,
                                       1999             2000              2001             2002              2003
                                   --------------   --------------    --------------   ---------------   --------------
Number of Revolving Credit
  Line Loans Serviced                      31,517          33,863           6,700            4,650             1,379
Aggregate Loan Balance of RCL
  Loans Serviced                     $  1,202,594    $  1,313,527    $    308,240     $    207,160       $55,252,543
For the Period:
  Gross Charge-offs Dollars          $      4,445    $      3,884    $      1,037     $      1,689       $       200
Percentage(2)                               0.37%           0.30%           0.34%            0.82%             0.36%



     -------------
     (1)  Includes Bankruptcy and Foreclosure.
     (2) As a percentage of aggregate balance of revolving credit line loans serviced.


          Additionally, the information contained in the table entitled "Trust Balances" under the heading "The Mortgage Loan Pool-The Mortgage Loans" on page S-26 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 2003, the Loan Balances of the Mortgage Loans:




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


                                       Trust Balances of Mortgage Loans as of December 31, 2003

                                                                                     % of Mortgage
                                          Number of                                 Loans by Trust
Range of Trust Balances                 Mortgage Loans       Trust Balance              Balance
-----------------------------------------------------------------------------------------------------------
$0-$49,999.99                                1060            $14,675,003.28              26.56%
$50,000-$54,999.99                            32              $1,669,857.53               3.02%
$55,000-$59,999.99                            27              $1,547,844.77               2.80%
$60,000-$74,999.99                            57              $3,826,069.99               6.92%
$75,000-$99,999.99                            73              $6,450,934.30              11.68%
$100,000-$149,999.99                          63              $7,500,769.60              13.58%
$150,000-$199,999.99                          35              $6,225,136.74              11.27%
$200,000-$249,999.99                          10              $2,165,040.16               3.92%
$250,000-$299,999.99                           5              $1,361,320.21               2.46%
$350,000-$399,999.99                           2               $738,503.65                1.34%
$450,000-$499,999.99                           7              $3,340,020.41               6.05%
$500,000-$549,999.99                           2              $1,062,154.82               1.92%
$550,000-$599,999.99                           2              $1,171,825.77               2.12%
$600,000-$649,999.99                           1               $600,000.00                1.09%
$650,000-$699,999.99                           1               $675,000.00                1.22%
$900,000-$949,999.99                           1               $937,077.19                1.70%
$1,300,000-$1,399,999.99                       1              $1,305,984.60               2.36%
                                     ----------------------------------------------------------------------
               TOTALS                        1379            $55,252,543.02              100.00%
                                     ======================================================================


                                                               --------------------




                                        The date of this Supplement is May 26, 2004.


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